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SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2003

Tom Brown, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31308	95-1949781
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Seventeenth Street, Suite 1850 Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 260-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

ITEM 5. OTHER.

        Tom Brown, Inc. press release dated June 27, 2003, entitled

"TOM BROWN, INC. ANNOUNCES CLOSING OF THE MATADOR PETROLEUM ACQUISITION"

TOM BROWN, INC. ANNOUNCES CLOSING OF THE
MATADOR PETROLEUM ACQUISITION

        DENVER, June 27, 2003—Tom Brown, Inc. (NYSE: TBI) announced today the closing of the previously announced acquisition of Matador Petroleum Corporation for approximately $373 million in cash and assumed debt. The acquisition will increase Tom Brown's proved reserves by an estimated 269 billion cubic feet equivalent (Bcfe) to approximately 1.02 trillion cubic feet equivalent (Tcfe). The Matador properties are primarily located in the East Texas and Permian Basins. Additionally, Matador holds approximately 56,000 net developed acres and 111,000 net undeveloped acres. Tom Brown has identified 200 development and 550 probable, possible and exploratory drilling opportunities on the Matador properties.

        Tom Brown has initially funded the acquisition with borrowings under a new $425 million senior unsecured bank credit facility and a $155 million bridge loan under a senior subordinated credit facility. The new $425 bank credit facility replaces the existing credit facilities of the Company and Matador Petroleum. After the borrowing made to fund the repayment of the existing credit facilities and the acquisition, the Company expects to have approximately $40 million of borrowing availability under the revolving credit facility. The Company is examining various capital markets alternatives to permanently finance the acquisition including the issuance of equity and debt securities.

Forward Guidance

        The following statements provide a summary of certain estimates for 2003 based on current expectations incorporating the Matador acquisition beginning on July 1, 2003. For the full-year 2003, the Company is forecasting exploration and development capital expenditures in the range of $245-$255 million (excluding the cost to acquire Matador or other acquisition cost).

        Tom Brown's standalone 2003 production estimate remains unchanged at approximately 85-88 Bcfe (85% natural gas). Including the effect of the Matador acquisition production for the second half of 2003, Tom Brown's full year guidance increases to approximately 97-100 Bcfe (85% natural gas).

        Estimated exploration expense is $41-$43 million for 2003, including estimated dry hole expense. Actual dry hole expense could differ based on timing and results of wells. Other operating expenses for the second half of 2003 are expected to fall within the ranges summarized below based upon our expected production for the year:

OPERATING COSTS/Mcfe:
Lease operating expense	$0.43 - $0.45
General and administrative expense	0.22 - 0.24
Interest expense and other	0.34 - 0.38
Depreciation, depletion and amortization	1.13 - 1.16
Production taxes (% of oil and gas revenues)	8.5% - 9.5%

        The interest expense estimate assumes the entire purchase price for the Matador Petroleum acquisition remains funded through the end of the year under our senior bank credit facility and senior subordinated credit facility and does not take into account any refinancing the Company is currently evaluating in the capital markets including the issuance of equity and debt securities.

        Tom Brown, Inc. is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America. The Company's common stock is traded on the NYSE under the symbol TBI.

        This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Tom Brown.

        This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the completion of the proposed merger, effective integration of the acquired operations, the timing and terms of the financing for the transaction, the transaction costs, the reliability of reserve and production information, the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of the Company to meet its stated business goals and other risk factors as described in the Company's 2002 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

# # # #

Contact:	Tom Brown, Inc. Mark Burford Director of Investor Relations (303) 260-5146

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2003	Tom Brown, Inc.
	By:	/s/ DANIEL G. BLANCHARD Daniel G. Blanchard Executive Vice President and Chief Financial Officer (Principal Financial Officer)
	By:	/s/ RICHARD L. SATRE Richard L. Satre Controller (Principal Accounting Officer)

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  ITEM 5. OTHER.
TOM BROWN, INC. ANNOUNCES CLOSING OF THE MATADOR PETROLEUM ACQUISITION
SIGNATURE